United States

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

March 23, 2018

Date of Report (Date of earliest event reported)

Union Bridge Holdings Limited
(Exact Name of Registrant as Specified in its Charter)

Nevada	000-55731	32-0440076
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Rm. 1205, 12/F, Harcourt House 39 Gloucester Road Wanchai, Hong Kong	Not applicable
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (852) 2468-3012

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company    ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Forward Looking Statements

This Press Release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements concerning plans, objectives, goals, strategies, expectations, future events or performance and underlying assumptions and other statements which are other than statements of historical facts. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “would,” “expect,” “plan,” “project,” “anticipate,” “estimate,” “believe,” or “think.” Forward-looking statements involve risks and uncertainties which could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. These risks and uncertainties include:

•	The ability of the parties to the agreement described herein to successfully negotiate definitive agreements for the project described herein

•	The land owner’s ability to successfully obtain a change to the permitted land use and all other necessary government permits for the project

•	Our ability to obtain all necessary financing for development, construction and operation of the project on economic terms

•	Our ability to successfully manage the development, construction and operation of the project, for which we have no experience (although we intend to retain experienced professional firms undertake these roles)

•	Our ability to attract residents to the facilities

•	General economic, social and regulatory conditions in Thailand

Investors should carefully consider these risks and review the risk factor disclosure and other information, including the Company’s financial statements and the notes thereto, set forth in the reports and other documents the Company files with the SEC available at www.sec.gov.

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Item 8.01 Other Events.

On March 23, 2018, Windsor Honour Limited (“WHL”), a subsidiary of Union Bridge Holdings Limited (the “Company”), entered into a Binding Heads of Agreement ((the “Agreement”) to enter into a cooperative venture with the private owner of a land parcel of approximately 4,250 sq. m. (0.4 hectares, 1 acre) in Chae Chang Sub-district, Sankamphaeng District, Chiang Mai Province, Thailand, for the purpose of building and operating an senior-care nursing home facility. The facility is proposed to have four blocks, each with eight floors, and house approximately 400 residents. The parties will negotiate in good faith toward definitive agreements regarding the project.

WHL would lease the land and be the developer of the project and would own the buildings on the site. WHL would have full control of the design and supervision of the construction of the project, as well as daily operations and management of the project.

The land owner would be responsible for obtaining necessary construction, operation and other permits for the project and would provide necessary liaison with government officials.

Total investment in the Project for development and construction is estimated to be approximately 200 million Thai Baht (approximately US$6.4 million at current exchange rates), for which WHL would be responsible to obtain financing. WHL would also be responsible for arranging financing of operating costs until they can be funded from operations.

The project would lease the land for 90 years with automatic renewal each 30 years. The total rent for the 90 years would be 10 million Thai Baht (approximately US$320,000 at current exchange rates). In addition to the rent, WHL may consider a discretionary bonus to the land owner (with details to be agreed in the definitive agreements).

WHL will pay 2 million Thai Baht (approximately US$64,000 at current exchange rates) as a deposit to the land owner within 90 days, which will be refundable if the development plan for the land as a senior nursing home facility has not been approved by the competent government authority within one year, or if before that date such authority has definitively denied the application for the development plan upon the request of WHL. Otherwise, the deposit will be retained by the land owner and, if definitive agreements are executed, applied to the rent for the land.

There can be no assurance that:

•	We will successfully negotiate definitive agreements for the project;

•	The land owner will be able to obtain a change to the permitted land use and all other necessary government permits for the project;

•	We will be able to obtain all necessary financing for development, construction and operation of the project on economic terms;

•	We will be able to successfully manage the development, construction and operation of the project, for which we have no experience (although we intend to retain experienced professional firms undertake these roles); or

•	We will be able to attract residents to the facilities.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 29, 2018

UNION BRIDGE HOLDINGS LIMITED

By:	/s/ Joseph Ho
Name:	Joseph Ho
Title:	Chief Executive Officer

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